Exhibit 10.12

Summary of Horace Mann Educators Corporation

Named Executive Officer Annualized Salaries

The table below summarizes the annualized salaries of Horace Mann Educators Corporation’s (the “Company”) Chief Executive Officer, the Chief Financial Officer and the other three highest compensated Executive Officers, as defined in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders (collectively the “Named Executive Officers”). These salaries may be changed at any time at the discretion of the Compensation Committee and/or Board of Directors of the Company. These salaries do not include short-term and long-term incentive compensation amounts, the Company’s contributions to defined contribution plans and the Company’s contributions to other employee benefit programs on behalf of these individuals.

Named Executive Officer	Annualized Salary
Peter H. Heckman President and Chief Executive Officer	$650,000.00
Dwayne D. Hallman Executive Vice President and Chief Financial Officer	$380,004.00
Stephen P. Cardinal Executive Vice President and Chief Marketing Officer	$403,704.00
Thomas C. Wilkinson Executive Vice President, Property & Casualty	$327,804.00
Paul D. Andrews Senior Vice President, Human Resources and Administrative Operations	$251,496.00

Last revision date: April 1, 2012